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                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant  [ ]
Filed by a Party other than the Registrant  [X]

Check the appropriate box:
     [ ]  Preliminary Proxy Statement
     [ ]  Definitive Proxy Statement
     [X]  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              MAGMA POWER COMPANY
               (Name of Registrant as Specified in its Charter)

                        CALIFORNIA ENERGY COMPANY, INC.
                         CE ACQUISITION COMPANY, INC.
                    (Name of Person Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     [ ]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
          6(i)(2).
     [X] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

          (1)  Title of each class of securities to which transaction applies:

          (2)  Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          (4)  Proposed maximum aggregate value of transaction:


     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the form or schedule and the date of its filing.

          (1)  Amount previously paid:

          (2)  Form, schedule or registration statement no.:

          (3)  Filing party:

          (4)  Date filed:













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                                [CE LETTERHEAD]





November 8, 1994



1~
2~
3~
4~

Dear 5~:

I am writing to ask that you give your prompt attention to our Request Solicitation statement which was distributed early this week. In addition, you will shortly be receiving a GREEN request card or voting form from your brokerage firm or custodial bank.

      PLEASE COMPLETE THE GREEN REQUEST CARD OR VOTING FORM IMMEDIATELY.

You have a critical role to play in helping us send a strong message to Magma's Board of Directors to maximize shareholder value. In recent press releases, Magma continues to reserve the right to "stay independent" and, in any event, is seeking to unduly prolong its "exploration of alternatives." An EARLY vote will send an unmistakable message to Magma's Directors: expeditiously negotiate the sale of the company at the highest available price.

Please understand that today's vote is ONLY to call a Special Meeting of Magma's shareholders and does not commit you to a particular slate of director-nominees or to vote for any other proposals. I wish to emphasize that without a Special Meeting, the shareholders of Magma will not have the opportunity to elect Directors who are willing to sell the company for the highest price. With the support of you and a majority of shareholders, I can assure you that California Energy will continue its efforts to acquire Magma.

The Special Meeting is currently scheduled by us for December 22, or more than three months after California Energy made its first acquisition proposal. We believe that three months is more than sufficient time for Magma to attract a better offer, if one exists.




















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MacKenzie Partners will be contacting you shortly to ensure that you received your GREEN card and to offer their assistance. If you have questions, please contact Mark Harnett at (212) 929-5877 or Dan Burch at (212) 929-5748 of MacKenzie.

Sincerely,



David L. Sokol
Chairman, President and
Chief Executive Officer